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EDITED TRANSCRIPT

TWER - Q3 2016 Towerstream Corp Earnings Call

EVENT DATE/TIME: NOVEMBER 16, 2016 / 10:00PM GMT

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CORPORATE PARTICIPANTS

Fred Larcombe *Towerstream Corporation - CFO*

Philip Urso *Towerstream Corporation - CEO*

Arthur Giftakis *Towerstream Corporation - COO*

Ernest Ortega *Towerstream Corporation - Advisor to the Board of Directors*

Earnest Ortega *Towerstream Corporation - Advisor to the Board of Directors*

CONFERENCE CALL PARTICIPANTS

Kevin Dede *Rodman & Renshaw - Analyst*

Rich O'Leary *Lacuna - Analyst*

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Towerstream third-quarter financial results conference call.

(Operator Instructions)

I would now like to introduce your first speaker for today, Fred Larcombe, CFO. You have the floor, Sir.

Fred Larcombe - *Towerstream Corporation - CFO*

Thank you, operator. During the course of this conference call, we may discuss some of the estimates, assumptions and other factors that our Management Team currently anticipates may influence our business and results going forward. These forward-looking statements include expressed or implied statements regarding our business, including without limitation, our future operating results and business developments based on limited information currently available to us.

This information is subject to change and all forward-looking statements are speculative by nature and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements. Such statements are subject to risks and uncertainties, including those described in the press release announcing this call and our periodic filings and other reports with the SEC.

These forward-looking statements are intended to qualify for the Safe Harbor from liability provisions established by the Private Securities Litigation Reform Act. We undertake no obligation to publish, update, or revise any forward-looking statements as a result of new information, future events, or otherwise. I will now turn the call over to Philip Urso, our Chief Executive Officer.

Philip Urso - *Towerstream Corporation - CEO*

Thank you, Fred. Today we will hear again from Fred with a financial summary of the quarter and then from COO, Arthur Giftakis, on important sales metrics. Author will also discuss the recent vast improvement in microwave radio technology.

Also, some of you know that a couple of months ago, we asked Ernest Ortega, an advisor to our Board of Directors, to assess and advise us regarding our sales and marketing effort. He will join the call to discuss his plan to increase the efficiency of our sales efforts.

First some notable post points. We were able to increase our adjusted EBITDA from $414,000 in Q2 to $525,000 in Q3. The Company has a plan to keep its NASDAQ listing.

While we not able to discuss it in detailed today, we are optimistic we will succeed. Baseline cash [burn] down to about $1 million a quarter net of one time or usual charges. This is down from a high one year ago of $6.5 million.

We were able to pay down our debt by $5 million in Q4. Growth in our On-Net business segment continues. In addition, we have added 72 new buildings in the third quarter and are on track to meet our year-end projection of 430 buildings. Now I turn the call back over to Fred for financial highlights.

Fred Larcombe - *Towerstream Corporation - CFO*

Thank you, Philip. Overall, our revenues softened by 3% during the third quarter of 2016 compared to the second quarter. That is consistent with our historical seasonal business trends. However, despite those slightly softened numbers, I am pleased to report to you that our EBITDA, adjusted for nonrecurring items, has increased from $414,000 during the second quarter to $525,000 during the third quarter.

This is the third consecutive quarter of improvement in this EBITDA metric during 2016. Furthermore, let me point out that we have moved this EBITDA metric from a negative $452,000 in the first quarter of 2016 to a positive $525,000 in the third quarter. This swing represents a $1 million improvement in financial performance over the span of just nine months.

This achievement was realized through a rigorous review of all aspects of our operations, implementation of cost reduction initiatives and improved productivity in all our functions. These changes were challenging and difficult to achieve, but they have created a foundation for our business to move forward and operate in an efficient and effective manner.

Capital expenditures were $533,000 for the third quarter of 2016 and were comparable to the preceding quarter. To put this in perspective, capital expenditures averaged $1.7 million per quarter during the comparable periods last year. That reduction is attributable to the harvesting of equipment used in previous applications, negotiation of better pricing and improved efficiencies in our installation processes.

During the third quarter of 2016 and immediately following month of October, we closed on three financings which netted the Company a total of $5.1 million and, in November, we also converted $5 million of our long-term debt into equity.

Overall, these actions serve to improve our cash position, strengthen our balance sheet, reduce future interest expense and enhance our ability to raise additional financing to fund our growth plans. Finally, we ended this quarter with $12.9 million in cash. I now turn the call over to Arthur Giftakis, our Chief Operating Officer.

Arthur Giftakis - *Towerstream Corporation - COO*

Thank you, Fred. I'm excited to say we added 72 On-Net buildings in Q3, making the total 337 at the end of the quarter. Our stated goal in Q1 was to get to 300 On-Net buildings by year-end. We're now on pace to have over 430 On-Net buildings by the close of Q4.

At the end of Q3, we had an addressable market of 10,000 customers in our On-Net buildings. The penetration rate at the end of the quarter was 6% with 49% of the On-Net buildings having multiple customers, our most CapEx efficient and profitable type of customers. By the end of Q4, we will have an addressable market in our On-Net [footprint] of close to 13,000 customers.

At a 30% target penetration rate in 24 months, we would have the opportunity to increase our On-Net customer base by close to 10X. Philip has spoken a great deal in the past about the cost advantages of fixed wireless. I would like to take a moment to discuss the advances in microwave technology.

Over the past year, there has been much fanfare about fixed wireless for major brands such as Google, Facebook, and AT&T, to name a few. These companies have just started to realize what Towerstream has known for a while: Fixed wireless is not just an alternative to fiber, but has to capability to be the primary solution to hide bandwidth demand. The recent advancement in microwave technologies has been astounding. Multi-gigabit highly reliable wireless connectivity is now possible.

Higher system gain for smaller antennas, multi-carriers, higher modulation schemes up to 4096-QAM and sophisticated compression algorithms are removing the boundaries of what is possible with fixed wireless. Off the shelf millimeter wave will soon be capable of 10 gigabits with one antenna. Latency across one wireless link is now measured in microseconds and not milliseconds.

Our microwave partners such as Cellagon, DragonWave, Siklu, and RadWIN innovate every day increasing signal processing power will making the radio and antenna footprint smaller. Microwave radios are not only smaller and faster today, but they also take far less time to install resulting in lower labor costs. Reliability for microwave radios measured in MTBF, mean time between failure, is now 110 years.

Facebook recently announced they had achieved 20 giga through-put with a link distance of 13 kilometers, that's 8.08 miles for the metric challenged. This is Facebook's first step to achieving their stated goal of 40 gig from the ground to air links. Facebook's needs and solution to conquer the digital divide is not entirely different from Towerstream's model to provide alternative options to businesses that need high-speed reliable internet access in our urban footprint, regardless if the businesses either cannot be served by fiber or fiber solution is too costly.

In today's fast-paced business environment, businesses can no longer wait lengthy time frames to install service. Businesses need scalable and reliable access quickly to cloud services. Fixed wireless is the perfect solution because of its speed of deployment, reliability and scalability. It is conceivable that we are approaching the day where fixed wireless is the first choice for the local loop and not the alternative.

Notably, Towerstream has already secured the critical real estate on the tops of the tallest skyscrapers to make this a reality. In the biggest cities like Manhattan, urban canyons present a challenge. Height is might in this challenge. We have secured long-term rights to buildings such as the Empire State building, MetLife, [Antauk] Towers and many others. In total, we have 175 such points of presence in the biggest US cities.

Lastly, and most importantly, and I am biased, you need the appropriate expertise to make this all work as a service. Towerstream has been building and maintaining fixed wireless networks for over 15 years.

I will take a moment and recognize our amazing Towerstream employees who are the ones who actually make this all work, from our sales team, our engineers, customer care, IT group, site acquisition, provisioning staff, installation, our incredible field teams around the country, customer care, our finance and billing departments who all contribute in providing the best possible service and experience to our customers. Thank you.

I now turn the call back over to Philip.

Philip Urso - *Towerstream Corporation - CEO*

So Arthur, you're saying you put up a link now and it stays up for 110 years?

Arthur Giftakis - *Towerstream Corporation - COO*

That's the theory.

Philip Urso - *Towerstream Corporation - CEO*

And then what happens?

Arthur Giftakis - *Towerstream Corporation - COO*

Something. (laughter) Then something happens.

Philip Urso - *Towerstream Corporation - CEO*

Something happens after 110 years.

Okay, so I'd like I would like now to introduce Ernest Ortega. Ernie is an advisor to the Towerstream Board of Directors. Most recently, he served as Chief Revenue Officer at Colt Technology Services, a EUR1.5 billion sales internet and telecommunication services company based in London.

As CRO, his responsibilities included development of strategy and management for Colt's 700 employees in their sales and marketing division. Prior to Colt, Ernie served as Chief Revenue Officer at Cogent Communication, where he was responsible for management of Cogent's $400 million revenue stream. In his time at Cogent, he brought Cogent back into double-digit revenue growth.

Ernie has spent the last month here at Towerstream and has developed a three-year plan to bring Towerstream through positive cash flow and into high EBITDA output. Hey, Ernie.

Ernest Ortega - *Towerstream Corporation - Advisor to the Board of Directors*

Thank you, Philip. I would like to take this opportunity to congratulate you and all of the Towerstream employees on your third-quarter performance. Since my arrival, I have conducted interviews with a number of employees here at Towerstream regarding their inputs to sales, operations, marketing, and finally, customer experience.

The organizations represented were finance, technology, service delivery, sales, marketing, IT and the Executive Team, of course. As a result of these meetings, I found a number of areas that could be improved with a more pragmatic approach such as pricing philosophy, marketplace strategies, compensation alignment, and finally, demand generation initiatives, to name a few.

Over the years, Towerstream has done a nice job of becoming operationally efficient and has a distinct operational advantage over its fiber-based competitors. In order to take full advantage however, Towerstream must become a disciplined and efficient sales and marketing machine. To that end, in the coming weeks, we will be implementing a revamped sales strategy along with other supporting initiatives.

The elements of the new sales philosophy are basic sales strategies and are intended to address fundamental challenges that Towerstream faces today. These challenges are very common in the technology marketplace. I've experienced these same challenges at various companies throughout my 25 years-plus in this industry.

Towerstream has the unique operational position that has yet to be fully taken advantage of, to reiterate, as I said earlier. As a result, this will be one of the first changes to their new strategy: an enhance value proposition inclusive of guarantees will soon be announced. In addition, Towerstream has entered into an agreement with a software company to refine how it targets the areas and customers it pursues, ultimately increasing its success rate, and finally, new tools will be launched for the sales force to improve and increase the velocity of their sales transactions.

As you look at the typical sale cycle, thus far, we've only addressed the identification of customers that have a propensity to buy Towerstream services. In addition to this, a new sales model will be announced and will become the foundation of their go-to-market strategy. This initiative will allow Towerstream to evolve into a plug-and-play model that is easily scalable for future growth.

This will include new key performance indicators, a restructuring of the sales organization, and finally, compensation alignment. Previous to this, the compensation plan was used to dictate what and where Towerstream required sales. The revised approach will be dedicated sales personnel focused on specific areas of the business and supported by its compensation plan.

In summary, the aforementioned changes will help Towerstream become a more focused and disciplined sales organization, ultimately leading up to future growth. This, coupled with increasing adoption of wireless technologies, should create a unique position in the marketplace. Back to you, Philip.

Philip Urso - *Towerstream Corporation - CEO*

Thank you, Ernie. Operator, could you open up the call to any questions at this point, please?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Kevin Dede, Rodman & Renshaw.

Kevin Dede - *Rodman & Renshaw - Analyst*

Good afternoon, gentlemen. Thanks for taking my questions and, Philip, thanks very much for having Ernie join. Ernie, you mentioned a couple of things that you plan on implementing in an effort to drive sales. I am wondering if you could be a little bit more specific about the tools and the software that you think will help.

Earnest Ortega - *Towerstream Corporation - Advisor to the Board of Directors*

Sure. When you really start to peel the onion back of the sales cycle, the longest portion of the sales cycle is the identification of a prospect. And so we're partnered with a software company that will help us not only define where we send our salespeople prospecting, but also qualify the types of buildings and geographic areas that identify the types of customers that have the propensity to buy Towerstream services.

And these buildings identified will be, for lack of a better word, underserved with fiber providers. When you start to think about that, if a customer only has one choice, then Towerstream will be an obvious alternative to that existing incumbent fiber provider.

Kevin Dede - *Rodman & Renshaw - Analyst*

So you are looking at buildings that have, say, a certain number of enterprise tenants and off the fiber grid and dominated by some R-bot?

Earnest Ortega - *Towerstream Corporation - Advisor to the Board of Directors*

Yes. That's exactly what this tool will help us locate.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay. The bigger question is how does that replace what they've been implementing thus far?

Earnest Ortega - *Towerstream Corporation - Advisor to the Board of Directors*

Well, there isn't a tool that exists today at Towerstream that helps the salespeople identify this, so (multiple speakers).

Kevin Dede - *Rodman & Renshaw - Analyst*

Got it. Okay. What do you plan on doing on the headcount side? Where are you now and what are your targets? In sales specifically?

Philip Urso - *Towerstream Corporation - CEO*

There are a number of iterations to this three-year model. Right now, we're looking at shaping the sales organization from an existing sales force of 16 bodies today and increasing -- I don't know the exact number. We haven't refined it and confirmed it at this point, but we will be hiring incremental sales heads above the 16 that we have in place today.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay. Can you speak a little bit to what you think happened in the September quarter vis-a-vis the June quarter in the slight reduction in this top line?

Fred Larcombe - *Towerstream Corporation - CFO*

I think it's, what we've seen in our history -- it's certainly caused us to pause and look backwards a little bit to see the history, but it seems July and August, nobody's home. I can summarize it that way. There's so many people on vacation. Sometimes the B team is there, sometimes the decision-makers aren't around and it just slows the decision-making process.

During that time, we did build up a pretty good mass of contracts, but there was no decisions being made at that time and we looked last year at the same thing. The year before, the same thing. I would say, possibly, we were mostly, we were quite concerned and then we looked at the history and said oh, this is seasonal. This happens every July and August.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay. On that end, then, Philip, how were you able to increase the number of On-Net buildings? That's just working with the building themselves and repositioning the existing equipment?

Arthur Giftakis - *Towerstream Corporation - COO*

Hello, Kevin, it's Arthur. Sales were down, but they weren't zero, so we're still selling our On-Net services and we were still -- we just weren't making our traditional type of traction. I would mention also that although July and August were slow, September came back pretty strong from a contract perspective.

Philip Urso - *Towerstream Corporation - CEO*

Arthur, the way I look at it is more of an annuity, right? You have a customer, you're providing them a fabulous service at a greatly reduced price and they are not going to leave you. And we've been talking for the past couple of quarters about how you are refocusing the sales effort, so that's where my surprise was just that the sequential decline was a little out of what I had expected.

Kevin Dede - *Rodman & Renshaw - Analyst*

I understand the seasonality aspect. I'm just wondering about how you were able to increase the number of buildings so much. Because that number is certainly greater than I think it was only 42 that you added in the June quarter.

Arthur Giftakis - *Towerstream Corporation - COO*

So we added about 37 buildings from Q1 to Q2 and then we added 72 buildings, On-Net buildings, Q2 to Q3. And over the course of a quarter, again, Kevin, we're still making sales. We are still installing more customers than we have in the past. We are installing them at a lower ARPU.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay. Can you talk to that a little bit? What was it, probably last year, you talked to ARPU pretty consistently each quarter. I'm wondering if you're prepared to offer that metric.

Philip Urso - *Towerstream Corporation - CEO*

We still have our single-tenant business, so obviously the ARPU in our single-tenant business is higher than our On-Net business. I can tell you some averages right now, that our On-Net average contract is about $295 and it has been going up. When we started focusing on On-Net, we were getting the lower cost customers first and we're starting to see a trend now of On-Net going in a higher direction.

Arthur Giftakis - *Towerstream Corporation - COO*

And traditionally, our single-tenant ARPU is typically $600 to $700, in that range, as it always has been. And we're seeing, we are finding some sweet spots. I don't want to get into any details, but we're finding some sweet spots with the single-tenant business that are pretty productive right now.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay. Last question for me, might be the toughest, Philip. You mentioned thought process in maintaining your listing and I am wondering if you can offer any more detail or willing to offer any more insight on how you plan on addressing that?

Philip Urso - *Towerstream Corporation - CEO*

Our deficiency is regarding the stockholder equity. We need to address that. We've been addressing it, as Fred outlined, in several raises of equity. We also address that we began to address it with conversion of long-term debt into equity and I don't want to say anymore at this point, but we do have a plan to make the NASDAQ listings and we are confident in it.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay. Can you offer a timeline? Have they asked you to be at a certain level at some point or issued a letter? I lost track of that. I apologize.

Philip Urso - *Towerstream Corporation - CEO*

Yes, I think it's public that November 22 is the date of the, of our reports to the NASDAQ board.

Kevin Dede - *Rodman & Renshaw - Analyst*

Okay. Perfect. Thank you very much, gentlemen. Congrats on the new sales structure.

Philip Urso - *Towerstream Corporation - CEO*

Thank you.

Operator

Rich O'Leary, Lacuna.

Rich O'Leary - *Lacuna - Analyst*

Hello, guys. Ernie, I had a follow-up question for you on the sales focus. You talked about aligning the compensation more appropriately and I'm wondering, given the gross margin for selling a second or third or fourth customer to an On-Net building that's already lit is so much more, is so much higher. Is compensation directed at that effort?

Earnest Ortega - *Towerstream Corporation - Advisor to the Board of Directors*

Short answer is no. While I won't get up on my soapbox and give you a dissertation on effective comp plans, in order to really penetrate the buildings, our On-Net footprint, it's not about the compensation. It's about dedicating personnel and that's their job. And so if you really think about it, a salesperson is going to look at the fact of I can sell a $400 or $300 widget or I can sell a $800 or $900 widget that gets me more money. As a sales rep, you are probably going to spend more time and effort focused on the $800 or $900 widget.

However, if your job is to only sell the $200 or $300 widgets and you get a really nice aggressive comp plan to do so, then I think that was the, just the slight mistake that Towerstream has made in the past. And so when we refocus some of our salespeople and when we add the new salespeople coming aboard, they will have very distinct job responsibilities of where they sell and what they sell. Does that make sense?

Rich O'Leary - *Lacuna - Analyst*

Yes. That's good. I appreciate it. I'm not sure if this question is for you, Ernie, or maybe more geared towards Phil. So if I think about the strategic business then you are adding On-Net buildings at an accelerating pace, but those require CapEx and you're trying to manage your cash flow burn. So my question is, is there a strategic reason why you continue to add more buildings versus trying to really penetrate the, I forget how many you have lit, but 400 that you have lit? It seems like it would be less cash burn to just increase penetration at this point.

Philip Urso - *Towerstream Corporation - CEO*

Right, Rich, so you need to remember, we'll still harvesting equipment from [Petness] so we have a surplus of equipment on the shelf. So we're still lighting buildings and not spending any new CapEx dollars. There's always a small amount of CapEx when it comes to some wire and nuts and bolts and things like that, but it's not like the full fully-loaded cost of $10,000 to $15,000 per building. It's a fraction of that.

Rich O'Leary - *Lacuna - Analyst*

Okay.

Philip Urso - *Towerstream Corporation - CEO*

And just one more thing to add to that, that it takes time once we light an On-Net building to get the full penetration rates and people to cycle out of their existing contracts. So inevitably, we want to have as many buildings as we can and as quick as we can, so as we get into the future, those second type of installations that you are talking about that are efficient and throw off a lot of cash for us, we already have the hard part behind us.

Rich O'Leary - *Lacuna - Analyst*

Right. Okay. Thanks, I appreciate it. And one last quick question for you, Ernie. A little bit open-ended, but given your experience, work history with Cogent, are you seeing any positive parallels to Towerstream into the early days of Cogent? Or along those lines, what gets you excited about the opportunity here?

Earnest Ortega - *Towerstream Corporation - Advisor to the Board of Directors*

Very similar. Very similar situated company. Very similar challenges they both face.

Rich O'Leary - *Lacuna - Analyst*

Primarily gearing -- those items that you outlined in the beginning?

Earnest Ortega - *Towerstream Corporation - Advisor to the Board of Directors*

Primarily in the sales and marketing organization.

Rich O'Leary - *Lacuna - Analyst*

Okay. Great. Thanks, guys.

Philip Urso - *Towerstream Corporation - CEO*

Thanks, Rich.

Operator

Thank you. Ladies and gentlemen, this now concludes our Q&A session. I'd like to turn the call back over to management for closing comments.

Philip Urso - *Towerstream Corporation - CEO*

Thank you, everyone, for joining the call. We appreciate your support and we're optimistic about Towerstream's future. Thank you for joining us.

Arthur Giftakis - *Towerstream Corporation - COO*

Thank you.

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Operator

Ladies and gentlemen, thank you again for your participation in today's conference. This now concludes the program and you may all disconnect at this time. Everyone, have a great day.

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